ASSET PURCHASE AGREEMENT

                        DATED AS OF MARCH 23, 2001,

                               BY AND AMONG

                MAXWELL TECHNOLOGIES SYSTEMS DIVISION, INC.,

                         MAXWELL TECHNOLOGIES INC.

                                     AND

                         TITAN SYSTEMS CORPORATION




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                         ASSET PURCHASE AGREEMENT


     This ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of March 23, 2001, by and among Maxwell Technologies, Inc, a California corporation ("Maxwell"), Maxwell Technologies Systems Division Inc., a California corporation ("Seller"), and Titan Systems Corporation, a Delaware corporation ("Buyer").

     A. Seller is engaged in the business of development of advanced pulsed power systems and development and operation of x-ray simulators (the "Business").

     B.     Seller is a majority-owned subsidiary of Maxwell.

     C. Buyer is a publicly traded company conducting operations worldwide and is engaged in, among other things, a business similar to the Business.

     D. Seller, Maxwell and Buyer wish to enter into this Agreement covering the sale and assignment by Seller and purchase and assumption by Buyer of substantially all the assets and certain specified liabilities related to the operation of the Business.

     NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

                                     I.

PURCHASE AND SALE OF ASSETS

     1.1 Assets. Subject to and in reliance upon the representations, warranties and agreements set forth herein, and on the terms and conditions contained herein, Seller agrees to sell, assign, transfer and deliver to Buyer on the Closing Date (as defined in Section 1.5 below), and Buyer agrees to purchase, assume and receive, all right, title and interest in those certain assets shown on the Statement of Net Assets as of December 31, 2000, attached as Schedule 1.1(a) hereto, consisting of accounts receivable (billed and unbilled), personal property, inventory, certain leasehold improvements and pre-paid assets of the Business, as well as the intellectual property (including intellectual property that is jointly-owned with a third party(ies)) and goodwill associated with the Business and the rights under contracts, leases and other agreements assumed under section 1.2 below (collectively, the "Assets"), as all such Assets exist on the Closing Date. Notwithstanding anything herein to the contrary, the Assets shall not include those items set forth on Schedule 1.1(b) attached hereto (the "Excluded Assets").

     1.2    Liabilities.

            (a) The Assets shall be sold and conveyed to Buyer free and clear of all debts, mortgages, liens, deeds of trust, security interests, pledges, restrictions, prior assignments, charges, claims, defects in title and encumbrances of any kind or type whatsoever except

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for: those obligations of Seller, if any, which Buyer expressly assumes at the Closing as set forth on Schedule 1.1(a) attached hereto, consisting of accounts payable, accrued compensation for those certain employees of Seller hired by Buyer, accrued liabilities related to the Assets, as well as executory obligations under contracts listed or described on Part 2.21 of the Disclosure Schedule attached hereto (the "Assumed Liabilities").

            (b) Except as otherwise specifically provided herein, Buyer shall not assume or be liable for any other liability or obligation of Seller. Seller shall retain and shall hereafter pay, satisfy, and fulfill all such obligations and liabilities not expressly assumed by Buyer hereunder as they become due, without any charge or cost to Buyer, and Seller hereby agrees to indemnify and hold Buyer and its successors and assigns harmless from and against any and all such liabilities in accordance with the terms of
Article VII below ("Excluded Liabilities"). Excluded Liabilities shall be set forth on Schedule 1.1(b).

     1.3 The Purchase Price. The purchase price for the Assets ("Purchase Price") shall consist of the following:

            (a) a cash payment of $9,800,000.00, plus an Interest Payment, shall be paid on April 2, 2001 by wire transfer to accounts designated by the Seller. The Interest Payment shall be equal to $2,684.98 per day (10% annual interest rate on $9,800,000.00) beginning on the Closing Date through April 1, 2001;

            (b) a $1,700,000.00 holdback amount ("Holdback") shall be payable to Seller on or before one hundred eighty (180) days after the Closing in accordance with the Net Assets
Adjustment described in Section 1.6 below and the Transferring Employee 401(k) Loan Guarantee described in
Section 1.12 below.

            (c) $500,000 of the $1,700,000.00 Holdback shall be subject to additional conditions for release in accordance with Section 1.11 below.

     1.4 Allocation of Purchase Price. Not later than thirty days after the Closing Date, the Buyer shall prepare and deliver to the Seller a proposed allocation of the Purchase Price among the Purchased Assets substantially in the form of Schedule 1.4 hereto. Unless Seller objects to such allocation within five (5) days after completion by Arthur Andersen LLP of its audit of Statement of Net Assets, such allocation shall be considered to be final. Should Seller object to Buyer's proposed allocation, the Parties shall negotiate in good faith to reach agreement upon a final allocation. Neither Seller nor Buyer shall take any position on any Tax Return or other filing with a governmental authority that is inconsistent with the final allocation as determined by the Parties (the "Final Allocation"). Buyer and Seller shall duly prepare and timely file such reports and information returns as may be prescribed or appropriate under section 1060 of the Code and any regulations thereunder and any corresponding provisions of applicable state income tax laws to report the allocation of the Purchase Price in accordance with such Final Allocation. Any adjustments to the Purchase Price after the Closing shall be allocated among the Purchased Assets in a manner consistent with the foregoing.

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     1.5    Closing.  The consummation of the transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m on a business day (the "Closing Date") designated by mutual agreement of the parties as soon as practicable following the satisfaction or waiver of all conditions to the Closing. Unless otherwise agreed, the Closing shall take place at 10:00 a.m. at the offices of The Titan Corporation at 3033 Science Park Road, San Diego, CA 92121 on March 23, 2001 or such other date as is agreed upon by the parties.

     1.6    Net Assets Adjustment.

            (a) The purchase price for the Assets has been predicated on $4,500,000 of Net Assets as reflected on the Statement of Net Assets included as Schedule 1.1(a) hereto, updated to the Closing Date. Net Assets are defined as the net book value of the Assets and Assumed Liabilities as determined in accordance with Generally Accepted Accounting Principles (GAAP) and applied on a consistent basis. As of the Closing Date, Seller shall perform a full closing of its books to derive a balance sheet of Seller and a Statement of Net Assets in the form of Schedule 1.1(a). The amount of Net Assets shown on such Closing Date Statement of Net Assets shall be the "Closing Date Net Assets." As soon as practicable but no later than thirty
(30) days after the Closing, Seller shall deliver to the Buyer or, at the request of Buyer, to Buyer and Arthur Andersen LLP, such Statement of Net Assets and balance sheet, and Seller shall make available to Buyer and Arthur Andersen LLP such books and records relating to said financial statements as they may request. Arthur Andersen LLP shall audit said balance sheet of Seller as of the Closing Date and the Statement of Net Assets as of the Closing Date. Buyer shall use its best efforts to cause Arthur Andersen LLP to complete such audit and to calculate and provide the Seller with a report, which may be in draft form, on the amount of any adjustments to the Closing Date Net Assets (the "Report") within sixty (60) days following receipt of the Closing Date balance sheet and Statement of Net Assets from Seller. To the extent the Closing Date Net Assets is greater or less than $4,500,000.00, such difference will result in a dollar for dollar increase or decrease, respectively, in the Purchase Price (the "Closing Adjustment"). If the Closing Adjustment is $500,000.00 or less, then it will either be paid in conjunction with the release of the Holdback payment (in the case of a increase in the Purchase Price) or will be deducted from the Holdback (in the case of a decrease in the Purchase Price) one hundred eighty (180) days following the Closing, or such later date on which the parties reach agreement on the Closing Adjustment. If the Closing Adjustment is greater than $500,000.00, then the Closing Adjustment will be paid in cash by the Buyer (in the case of an increase in the Purchase Price) or the Seller (in the case of a decrease in the Purchase Price) within ten (10) days from the date on which the parties reach agreement on the Closing Adjustment.

            (b) If, by the date which is 180 days after the Closing Date, Buyer has not collected all accounts receivable included in the Closing Date Net Assets determination, despite its commercially reasonable collection efforts, then the Purchase Price will be decreased dollar for dollar to the extent that such receivables are not collected as of that date. Buyer shall be permitted to deduct, in its sole discretion, dollar-for-dollar from the Holdback for such deficiency. Upon such Purchase Price decrease, whether by deduction from the Holdback or cash payment by Seller to Buyer, Buyer shall re-convey to Seller all such unpaid accounts receivable, and all records relating thereto, and Seller shall be responsible for their collection thereafter.

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            (c)   If Seller disagrees with the determination of the Closing
Adjustment, Seller shall so notify Buyer in writing within twenty days after Seller's acknowledgement of receipt of the Report by Arthur Andersen, specifying in detail the basis of such disagreement; provided, however, that if Seller fails to notify Buyer of any disagreement within such twenty day period, then the determination of the Closing Date Net Assets and the Closing Adjustment as reflected in the Report shall be final, conclusive and binding upon the Parties.

            (d) Seller and Buyer shall negotiate in good faith to resolve any disagreement related to the Closing Adjustment. If any such disagreement cannot be resolved by the parties within ten days after Buyer's receipt of Seller's notice of disagreement, then the Parties shall jointly select a nationally recognized independent public accounting firm (the "Accounting Firm"), to act as an arbitrator to resolve as expeditiously as possible all points of disagreement with respect to the Closing Adjustment (or, in the event they are unable to agree to the selection, either may request the San Diego, CA office of the American Arbitration Association to make such selection, which shall be final and binding on the Parties). All determinations made by the Accounting Firm with respect to the Closing Adjustment shall be final, conclusive and binding on the Parties hereto. Each Party shall be responsible for its own fees and expenses, as well as one-half of the fees and expenses of the Accounting Firm, incurred in connection with the resolution of the dispute.

     1.7 Subleases and Leases. Concurrent with the Closing, Seller and Buyer shall enter into the subleases and leases set forth in Exhibit A attached hereto.

     1.8 Employees. Buyer shall identify, at its sole discretion, certain employees of Seller as either Key Employees or Desired Employees and shall extend offers of employment to such individuals prior to the Closing. The terms and conditions of such employment shall be at Buyer's sole discretion, but shall include compensation levels comparable to such employees' current compensation as employees of Seller. Prior to Closing, Buyer must receive written acceptances of employment for all Key Employees and for 80% of Desired Employees. These individuals are set forth in Schedule 1.8 attached hereto.

            (a) With the sole exception of accrued compensation or other Assumed Liabilities, Buyer is not assuming, under this Agreement or otherwise, and the Seller is and shall remain fully responsible for any obligation, responsibility or liability, whether contractual or statutory, arising out of the termination of employees not hired by Buyer, or, in the case of employees hired by Buyer, as such obligations, responsibilities or liabilities relate to their employment with Seller for the period of time up until the Closing including without limitation, any liability or obligation with respect to wages, salaries, bonuses, health care plans or employee benefit plans or any other compensation arrangement whatsoever which arise from or relate to any such individual's employment by Seller.

            (b) The service hours accrued by any individual during their employment by Seller will be recognized by Buyer for purposes of eligibility for benefits under any employee benefit plan or program maintained by Buyer. In addition, Buyer will recognize and assume responsibility for accrued vacation hours for hired employees so long as such vacation hours do not exceed the individual maximum accruals

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permitted under Buyer's policy.  Seller will be responsible for payout to each employee of the total number of vacation hours in excess of Buyer's maximum accrual amounts.

     1.9 Transition Period. The Transition Period is defined as the period commencing on the Closing Date and ending as set forth in the Transition Services Agreement set forth in Exhibit B attached hereto. During the Transition Period, Buyer and Seller shall work collectively in the manner outlined in the Transition Services.

     1.10 Contract Assignment and Novation. Seller and Buyer agree that Buyer shall seek assignment or novation of the contracts which are included as part of the Assets being transferred hereunder ("Contracts"). Seller shall use its best efforts to supply Buyer with all approvals and representations to third parties, as may be required, as well as to provide any other reasonable assistance to Buyer, in obtaining the assignment or novation of the Contracts to Buyer. Buyer and Seller shall work collectively in the manner outlined in the Master Subcontract Agreement set forth in Exhibit C until such time as all of the Contracts have been completely assigned or novated to Buyer.

     1.11 Additional Conditions for Release of Holdback. $500,000.00 of the Holdback (the "Reserved Holdback") shall be subject to the following criteria for release. These criteria constitute conditions to payment of a portion of the Holdback which are in addition to the Net Asset criteria described in
Section 1.6. Seller has projected the 2001 revenue of the Defense Threat Reduction Agency (DTRA) Facilities Operations and Facilities Maintenance contracts at approximately $5,500,000. Of this current year-revenue, a portion is projected by Seller to result from current funding under existing contracts. The remainder is projected to result from future funding under existing or follow-on contract awards from DTRA (for Facilities Operations and Facilities Maintenance contracts). Buyer's release of the full Reserved Holdback shall be conditioned on Buyer's receipt of additional funding after January 31, 2001 which is at least $1,500,000. To the extent such additional funding is less than $1,500,000, Buyer shall retain from the Reserved Holdback, and not pay to Seller, the lesser of (i) the Reserved Holdback or
(ii) one half (1/2) of the amount by which the additional funding is less than $1,500,000. The determination of Reserve Holdback payment reductions shall be made on the earlier of: i) the attainment of the criteria described above (in which case there will be no reduction in Reserve Holdback payment), or ii) October 1, 2001. In the event that October 1, 2001 is the date of determination, payment of the Reserved Holdback shall be made to Seller by October 15, 2001, unless otherwise reduced or eliminated under the terms of the Net Asset determination defined previously.

     1.12   Transferring Employee 401(k) Loan Guarantee.

            (a) Buyer intends to provide short term, interest-free loans (documented in a form approved by Seller) to Seller's transferring personnel who currently hold personal loans against equity in personal balances under Seller's 401(k) program. Buyer intends to require that, as soon as practicable but no later than one hundred twenty (120) days after the Closing Date, borrowers repay these loans after enrolling in Buyer's 401(k) program, rolling over their balances from Seller's program, and obtaining loans against their balances in Buyer's 401(k) plan. Buyer and Seller anticipate the total value of such loans to be approximately $200,000. To the extent that such loans are provided by Buyer to Seller's transferring employees, Seller agrees to guarantee repayment by Seller's transferring employees. The value of defaults on these short-term loans to Sellers transferring employees shall be directly deducted from the payment to Seller of the Holdback. Prior to performing such deduction, Buyer shall make best efforts to obtain repayment from individuals receiving short-term loans, and if repayment is not made, Buyer shall assign its interest in the defaulted loans to Seller. No deduction shall occur which relates to a transferring employee who is denied a loan against Buyer's 401(k) plan unless the original loan to the employee under Seller's 401(k) Plan was issued in noncompliance with IRS Regulations.

            (b) Notwithstanding Section 1.12(a), Buyer and Seller agree to work together to accomplish direct rollovers of the employee loans described above from Seller's 401(k) Plan to Buyer's 401(k) Plan if such direct rollovers are permissible under both Seller's and Buyer's respective 401(k) Plans and if such direct rollovers offer a mutually agreeable alternative to the loan guarantee procedure outlined above in 1.12 (a). If the parties do proceed with such direct rollovers, then this Section 1.12(b) will supersede Section 1.12(a) in its entirety.

                                    II.

            REPRESENTATIONS AND WARRANTIES OF SELLER AND MAXWELL

     Except as disclosed in the disclosure schedule which references the specific representations and warranties as to which the exception is made and which is provided to Buyer on or before the date of this Agreement (the "Seller Disclosure Schedule"), Seller and Maxwell jointly and severally represent and warrant to Buyer as follows (any items disclosed in the Seller Disclosure Schedule shall be considered an exception to other representations and warranties not referenced therein if a reasonable business person who was not familiar with Seller or its operations would reasonably expect such item to apply to such other representations or warranties):

     2.1 Status and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of California. Seller is duly qualified to do business in New Mexico and Virginia. Seller does not do business in any other jurisdiction where the failure to be qualified to do business would have a material adverse effect on the Business or the Assets. Seller has the requisite power and authority to enter into and complete the transactions contemplated by this Agreement and the documents set forth in
Section 6.1 hereto (collectively, the "Transaction Documents").

     2.2 No Competing Interests or Options. No person or entity has an interest in, or option to acquire, any of the Assets. No entity that owns or controls, is owned or controlled by, or is under common control with Seller does business of a material nature with the Business.

     2.3 Necessary Action. All actions and proceedings to be taken by or on the part of Seller in connection with the transactions contemplated by the Transaction Documents have been duly and validly taken. The Transaction Documents have been duly and validly authorized, executed, and delivered and constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and other laws affecting creditor's rights and equitable remedies generally.

     2.4 No Defaults. Neither the execution, delivery and performance by Seller of the Transaction Documents nor the consummation by Seller of the transactions contemplated thereby is an event that, of itself or with the giving of notice or the passage of time or both, will: (a) conflict with the provisions of the organizational documents of Seller; (b) constitute a violation of, conflict with or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any material contract, mortgage, agreement, lease or other instrument to which Seller is a party, or by which any of the Assets may be affected, or result in the creation of any Security Interest upon any of the Assets; (c) violate any judgment, decree, order, law, rule or regulation applicable to Seller, the Business or any of the Assets; or (d) result in the creation or imposition of any lien, charge or encumbrance against the Assets.

     2.5 Breach. Seller is not in violation or breach of any of the material terms, conditions or provisions of any mortgage or deed of trust or other contract, lease, instrument, court order, judgment, arbitration award, or decree relating to or affecting the Assets or the Business and Seller has not received any notices of any such violation or breach which have not been cured or otherwise resolved.

     2.6 Liabilities. There are no material liabilities or obligations of Seller relating to the Assets or the Business, whether due or not yet due, liquidated or unliquidated, fixed, contingent or otherwise, required to be reflected on the Financial Statements (as hereinafter defined) by GAAP that are not so reflected.

     2.7 Taxes and Fees. Seller has filed all applicable federal, state, local and foreign tax returns required to be filed to date, all of which are accurate and complete in all material respects, and has paid all taxes, interest, penalties and assessments (including without limitation income, withholding, excise, unemployment, Social Security, occupation, transfer, franchise, property, sales and use taxes, import duties or charges, regulatory fees and all penalties and interest in respect thereof) required to have been paid to date with respect to or involving the Assets or the Business. Seller has not been advised that any of its tax returns are being audited as of the date hereof.

     2.8 Compliance. All reports and filings required to be filed with any governmental regulatory authority, agency or court by Seller with respect to the Assets have been timely filed. All such reports and filings are accurate and complete in all material respects, and from the date hereof will be filed on a timely basis. Seller is not aware of any facts and Seller has not received any communication from any governmental authority indicating that Seller is not in compliance with all requirements of applicable statutes, regulations and ordinances.

     2.9 Approvals and Consents. No approvals or consents of persons or entities not a party to this Agreement are legally or contractually required to be obtained by Seller in connection with the consummation of the transactions contemplated by this Agreement. No permit, license, or authorization of, or filing with, any governmental regulatory authority or agency is required by Seller in connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby.

     2.10 Condition of Assets. Seller has good, valid and marketable title to all of the Assets, as of the Closing Date, free and clear of all security interests of every kind or character, other than liens for taxes not yet due or statutory liens arising in the ordinary course of business which will not individually or in the aggregate materially affect the Assets or Business. All of the Assets are in good condition and repair, ordinary wear and tear excepted, and are free from known defects and damage. Seller shall convey to Buyer at Closing good and marketable title to the Assets. Other than the Excluded Assets and other than government furnished property or equipment, the Assets constitute all of the tangible and intangible assets used by Seller in connection with the Business.

     2.11   Environmental Matters.

            (a) Except as set forth on Schedule 2.11, Seller has not been notified that it is a responsible or potentially responsible party for any response cost or natural resource damages under Section 107(a) of CERCLA, or under any other so-called "superfund" or "superlien" law or similar Legal Requirement, at or with respect to any site.

            (b) Except as set forth in Schedule 2.11, Seller has never received any notice or other written communication from any governmental body or other Person regarding any actual, alleged, possible or potential Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material as defined below. No Person has ever commenced or threatened to commence any contribution action or other Proceeding against Seller in connection with any such actual, alleged, possible or potential Liability; and no event has occurred, and no condition or circumstance exists, that may directly or indirectly give rise to, or result in Seller becoming subject to, any such Liability.

            (c) Except as set forth in Schedule 2.11, Seller has never generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Hazardous Material in violation of applicable environmental laws or regulations. Except as set forth in the Schedule 2.11, Seller has never permitted any Hazardous Material to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released or disposed of in violation of applicable environmental laws or regulations:

                  (i) on or beneath the surface of any real property that is, or that has at any time been, owned by, leased to, controlled by or used by Seller;

                  (ii) in or into any surface water, groundwater, soil or air associated with or adjacent to any such real property; or

                  (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle or storage container that is or was located on or beneath the surface of any such real property or that is or has at any time been owned by, leased to, controlled by or used by Seller.

            (d) All property that is owned by, leased to, controlled by or used by Seller, and all surface water, groundwater, soil and air associated with or adjacent to such property:

                  (i)	 is in clean and healthful condition;

                         1.    except as set forth in Schedule 2.11 is free
of any Hazardous Material and any harmful chemical or physical conditions; and

                         2.    is free of any environmental contamination
of any nature.

                  (ii) Each storage tank or other storage container that is or has been owned by, leased to, controlled by or used by Seller, or that is located on or beneath the surface of any real property owned by, leased to, controlled by or used by Seller:

                         1.    is in sound condition; and has been
demonstrated by accepted testing methodologies to be free of any corrosion or leaks.

            (e) For purposes of this Agreement "Hazardous Material" shall include:

                  (i) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl;

                  (ii) any waste, gas or other substance or material that is explosive or radioactive;

                  (iii) any "hazardous substance," "pollutant," "contaminant," "hazardous waste," "regulated substance," "hazardous chemical" or "toxic chemical" as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA, any other so-called "superfund" or "superlien" law, the Resource Conservation Recovery Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act and the respective regulations promulgated thereunder);

                  (iv) any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and

                  (v) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause "(i)," "(ii)", "(iii)" or "(iv)" above.

     2.12 Compliance with Law and Regulations. The Seller (with respect to the Assets and Business) is in compliance in all material respects with all requirements of law, and all requirements of all governmental bodies or agencies having jurisdiction over any of them, the operation of the Business and the use of its properties and assets (including the Assets). Without limiting the foregoing, Seller has paid all monies and obtained all licenses, permits, authorizations and inspections needed or required for the operation of the Business, the use of the equipment of the Business and the use of the Premises. Seller has not received any notice, not heretofore complied with, from any federal, state or municipal authority or any insurance or inspection body that any of Seller's properties, facilities, equipment or business procedures or practices fails to comply with any applicable law, ordinance, regulation or requirement of any public authority or body.

     2.13 Labor Relations. Seller is not a party to or bound by any collective bargaining agreement. There has not been any labor union organizing activity affecting the Business. There is no unfair labor practice complaint against Seller pending or threatened to the knowledge of Seller.

     2.14   Insurance.  Seller maintains insurance policies providing
general coverage as set forth in Schedule 2.14 attached hereto.   All of such
policies are in full force and effect and Seller is not in default of any provision thereof. Seller has not received notice from any issuer of any such policies of its intention to cancel, terminate or refuse to renew any policy issued by it. Seller will continue to maintain such insurance coverage in full force and effect through the Closing Date.

     2.15 Litigation. There are no suits, judgments, arbitrations, administrative charges or other legal proceedings, claims or governmental investigations pending against, or to Seller's knowledge, threatened against, the Business or Seller relating to or affecting the Assets nor, to Seller's knowledge, is there any basis for any such suit, arbitration, administrative charge or other legal proceeding, claim or governmental investigation. Furthermore, there are no claims or threatened claims, or disputes of any kind between any current or former employee of Seller against Seller or any of Seller's management, and, to Seller's knowledge, there are no disputes between or among any employees of Seller relating to the Business. Seller has not been operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or governmental department, commission, board, agency or instrumentality.

     2.16 Brokers. There is no broker or finder or other person who would have any valid claim against Buyer or any of the parties to this Agreement for a commission or brokerage fee or payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement of, or action taken by, the Seller.

     2.17 Accuracy of Information. No statement made by Seller in this Agreement or in any document to be provided by Seller to Buyer hereunder including those documents described in Article VI hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading. Seller is not aware of any occurrence or event or circumstance that would cause any of the representations and warranties contained herein not to be true and complete in all material respects on the date hereof.

     2.18 Insolvency Proceeding. No insolvency proceeding of any kind, including, without limitation, bankruptcy, receivership or reorganization, and no arrangement with creditors, affecting Seller or any of its assets or properties is pending or, to Seller's knowledge, threatened, and Seller has not made any assignment for the benefit of creditors, nor taken any actions with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings, nor will Seller do any such act prior to Closing.

     2.19   Intellectual Property.

            (a) Seller is not a party to any material licenses, sublicenses and other agreements pursuant to which Seller is authorized to use any third party technology, trade secret, know-how, process, patent, trademark or copyright, including software (other than licenses for off-the-shelf software used in the conduct of the Business) or other intellectual property licensed from third parties and used in the Business as currently conducted or currently proposed to be conducted (the "Licensed Intellectual Property"). Seller owns, or has the right to use, all processes, formulas, methods, schematics, technology, know-how, computer software programs, data or applications and tangible or intangible proprietary information or material, patents, trademarks, trade names, service marks, registered copyrights, applications for and registrations of such patents, trademarks, trade names, service marks, copyrights, (collectively, the "Seller Intellectual Property Rights") required for the conduct of the Business as currently conducted. Seller has not entered into any licenses and sublicenses, distribution agreements and other agreements pursuant to which any person is authorized to use any Seller Intellectual Property Rights or has the right to manufacture, reproduce, market or exploit any product of Seller (a "Seller Product") or any adaptation, translation or derivative work based on any Seller Product or any portion thereof.

            (b) Schedule 2.19(b) sets forth a complete and accurate description of all patents or registered trademarks in Seller's Intellectual Property Rights, including a brief description of the Seller Intellectual Property Rights, and the names of the jurisdictions covered by the applicable registration or application.

            (c) Seller is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to the Seller Intellectual Property Rights.

            (d) To the best knowledge of Seller, after reasonable inquiry, the manufacturing, marketing, licensing or sale of the Seller Products do not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party. Seller (i) has not received notice that it has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party and (ii) has no knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any Seller Intellectual Property Rights.

            (e) All designs, drawings, specifications, source code, object code, documentation, flow charts, data and diagrams incorporated, embodied or reflected in any Product at any stage of its development were written, developed and created solely and exclusively by (i) employees of Seller without the assistance of any third party or (ii) third parties who assigned ownership of their rights with respect thereto to Seller by means of valid and enforceable agreements. Seller has at all times used commercially reasonable efforts to protect its trade secrets and has not acted in such a manner as to cause the loss of such trade secrets by their release into the public domain.

     2.20 Financial Statements. Buyer has received copies of Seller's statement of net assets dated as of December 31, 2000 and statement of operations for the twelve-month period then ended, each as applicable to the Business (collectively, the "Financial Statements").

            (a) The Financial Statements were complete and in accordance with the books and records of Seller and present fairly in all material respects the financial position of Seller as of December 31, 2000. The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") and applied on a consistent basis. Except and to the extent reflected or reserved against in the Financial Statements, Seller does not have, as of the dates of such Financial Statements, any liabilities or obligations (absolute or contingent) of a nature required by GAAP to be reflected in the Financial Statements. The reserves, if any, reflected on the Financial Statements were adequate in light of the contingencies with respect to which they were made.

            (b) From the date of the execution of this Agreement by both Parties until the Closing Date:

                  (i) there has not been any damage, destruction or loss of property of Seller, whether or not covered by insurance, in an aggregate amount in excess of Ten Thousand Dollars ($10,000);

                  (ii) no grant or agreement to make any increase in the compensation payable or to become payable by Seller to its officers or employees, has been made except those occurring in the ordinary course of business;

                  (iii) Seller has not issued any additional equity or any warrants, rights, options or entered into any commitment relating to the ownership of Seller except to the extent that such issuance does not materially affect the Assets or the Business;

                  (iv) Seller has not sold, leased, abandoned or otherwise disposed of any real property or any machinery, equipment or other operating property other than in the ordinary course of business;

                  (v) Seller has not sold, assigned, transferred, licensed or otherwise disposed of any Seller Intellectual Property Rights or other intangible assets, except in the ordinary course of its business;

                  (vi) Seller has not been involved in any legal proceeding or received any threat of litigation which may result in a material liability to Seller, or affect the Assets or the Business;

                  (vii) Seller has not engaged in any activity or entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure) other than in the ordinary course of business;

                  (viii) Seller has not permitted or allowed any of its material property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, other than any purchase money security interests incurred in the ordinary course of business;

                  (ix) Seller has not made any capital expenditure or commitment for additions to property, plant or equipment individually in excess of Ten Thousand Dollars ($10,000) or in the aggregate, in excess of Fifty Thousand Dollars ($50,000);

                  (x) Seller has not paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its officers, directors or members or, to Seller's knowledge, any affiliate or associate of any of the foregoing, except for normal intercompany cash management transactions;

                  (xi) Seller has not agreed to take any action described in this Section 2.20 or outside of its ordinary course of business or which would constitute a breach of any of the representations contained in this Agreement

                  (xii) There has been no material adverse change in the Business or the Assets.

     2.21   Contracts.

            (a) Part 2.21 of the Disclosure Schedule identifies each customer contract and real property lease, without regard to contract amount, as well as those other contracts or agreements of Seller under which Seller is obligated to pay, or entitled to receive, $25,000 or more, all of which are included as a part of the Assets being transferred hereunder ("Contracts"). Seller has made available to the Buyer accurate and complete copies of all Contracts identified in Part 2.21 of the Disclosure Schedule, including all amendments thereto.

            (b) Each Contract is valid and in full force and effect, and is enforceable by Seller in accordance with its terms.

            (c)   Except as set forth in Part 2.21 of the Disclosure
Schedule:

                  (i)    To the best knowledge of Seller, after
reasonable inquiry, no Person has violated or breached, or declared or committed any default under, any Contract which is continuing and not cured or resolved;

                  (ii)     To the best knowledge of Seller, after
reasonable inquiry, no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Contract, (B) give any Person the right to declare a default or exercise any remedy under any Contract, (C) give any Person the right to accelerate the maturity or performance of any Contract, or (D) give any Person the right to cancel, terminate or modify any Contract;

                  (iii) Seller has not received any written notice or communication regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract; and

                  (iv) Seller has not waived any of its rights under any Contract.

            (d) To the best knowledge of Seller, each Person against which Seller has any rights under any Contract is solvent and is able to satisfy all of such Person's current and future monetary obligations and other obligations and Liabilities to Seller.

            (e)   Except as set forth in Part 2.21 of the Disclosure
Schedule:

                  (i) Seller has never guaranteed or otherwise agreed to cause, insure or become liable for, and Seller has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person;

                  (ii)   Seller has not had any determination of
noncompliance, entered into any consent order or undertaken any internal investigation relating directly or indirectly to any Government contract or Government bid;

                  (iii) Seller has complied in all material respects with all Legal Requirements with respect to all Government contracts and Government bids. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is currently issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any governmental body.

                  (iv) Seller has not, in obtaining or performing any Government contract, violated (A) the Truth in Negotiations Act of 1962, as amended, (B) the Service Contract Act of 1963, as amended, (C) the Contract Disputes Act of 1978, as amended, (D) the Office of Federal Procurement Policy Act, as amended, (E) the Federal Acquisition Regulations (the "FAR") or any applicable agency supplement thereto, (F) the Cost Accounting Standards, (G) the Defense Industrial Security Manual (DOD 5220.22-M), (H) the Defense Industrial Security Regulation (DOD 5220.22-R) or any related security regulations, or (I) any other applicable procurement law or regulation or other Legal Requirement;

                  (v) all facts set forth in or acknowledged by Seller in any certification, representation or disclosure statement submitted by Seller with respect to any Government Contract or Government Bid were current, accurate and complete in all material respects as of the date of submission;

                  (vi) there are not and have not been any irregularities, misstatements or omissions relating to any Government contract or Government bid that have led to or could reasonably be expected to have a material adverse affect on the Business or the Assets.

                  (vii) no payment has been made by Seller or by any person acting on its behalf to any person (other than to any bona fide employee or agent (as defined in subpart 3.4 of the FAR) of Seller) which is or was contingent upon the award of any Government contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Legal Requirement;

                  (viii) has complied with all applicable regulations and other Legal Requirements and with all applicable contractual requirements relating to the placement of legends or restrictive markings on technical data, computer software and other proprietary assets;

                  (ix) in each case in which Seller has delivered or otherwise provided any technical data, computer software or Seller Intellectual Property Rights to any Governmental body in connection with any Government contract, Seller has marked such technical data, computer software or Seller Intellectual Property Rights with all markings and legends (including any "restricted rights" legend and any "government purpose license rights" legend) necessary (under the FAR or other applicable Legal Requirements) to ensure that no Governmental body or other person or entity is able to acquire any unlimited rights with respect to such technical data, computer software or Seller Intellectual Property Rights;

                  (x) Seller has not made any disclosure to any Governmental body pursuant to any voluntary disclosure agreement;

                  (xi) Neither Seller, nor any director, officer, agent, employee or other person acting on behalf of Seller has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds. Neither Seller, nor any director, officer, agent, employee or other person acting on behalf of Seller has accepted or received any unlawful contributions, payments, gifts or expenditures.

                  (xii) The performance of the Contracts will not result in any violation of or failure to comply with any Legal Requirement.

                  (xiii) Except for the right of government customers to audit and adjust costs under government contracts, no Person is renegotiating, or has the right to renegotiate, any amount paid or payable to Seller under any Contract or any other term or provision of any Contract.

                  (xiv) The Contracts identified in Part 2.21 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable Seller to conduct the Business in the manner in which the Business is currently being conducted.

     2.22 Government Furnished Equipment and Property. Part 2.22 of the Disclosure Schedule provides an accurate and complete breakdown of all government furnished equipment (GFE) and government furnished property (GFP) being delivered hereunder in connection with the novation of applicable contracts.

            (a)   Buyer shall assume no liability in connection   with GFE
and GFP which is not being delivered hereunder.

            (b) All GFE and GFP are in good condition and working order, are fit for their intended use and have been subject only to ordinary wear and tear.

                                    III.

                  REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     3.1 Status. Buyer is a corporation which is duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite authority to enter into the Agreement and the documents specified in Article VI hereof and to complete the transactions contemplated by such documents.

     3.2 No Defaults. Neither the execution, delivery and performance by Buyer of this Agreement or the documents specified in Article VI hereof, nor the consummation by Buyer of the transactions contemplated thereby are events that, themselves or with the giving of notice or the passage of time or both, will: (a) conflict with the provisions of the certificate of incorporation or bylaws of Buyer; (b) constitute a violation of, conflict with or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any material contract, mortgage, indenture, agreement, lease or other instrument to which Buyer is a party or by which it is bound, or by which it may be affected; (c) violate any judgment, decree, order, statute, rule or regulation applicable to Buyer; or
(d) result in the creation or imposition of any lien, charge or encumbrance against the business or the assets of Buyer.

     3.3 Corporate Action. All corporate or other actions and proceedings to be taken by or on the part of Buyer in connection with the transactions contemplated by this Agreement and the documents specified in
Article VI hereof have been duly and validly taken. This Agreement and the documents specified in Article VI hereof have been duly and validly authorized, executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

     3.4 Brokers. No broker, finder or other person would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee or payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement of or action taken by Buyer.

     3.5 Litigation. There are no suits, arbitration proceedings, administrative charges or other legal proceedings, claims or governmental investigations of any nature pending or, to Buyer's knowledge, threatened against or affecting it that would affect Buyer's ability to carry out the transactions contemplated by this Agreement or the documents specified in
Article VI hereof. Buyer is not subject to any material legal proceedings, claims or governmental investigations.

     3.6 Approvals and Consents. No approvals or consents of persons or entities not a party to this Agreement are legally or contractually required to be obtained by Buyer in connection with the consummation of the transactions contemplated by this Agreement, the failure to obtain which would not have a material effect on Buyer. No permit, license, or authorization of, or filing with, any governmental regulatory authority or agency is required in connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby.

                                     IV

                   CONDITIONS TO THE OBLIGATIONS OF SELLER

     The obligations of Seller to consummate the transactions contemplated by this Agreement are, unless otherwise waived by Seller, subject to the fulfillment of the following conditions:

     4.1    Representations, Warranties and Covenants.

            (a) Each of the representations and warranties of Buyer contained in Article III of this Agreement shall be, in all material respects, true and correct as of the Closing Date;

            (b) Buyer shall have performed and complied with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or on the Closing Date; and

            (c) Buyer shall furnish Seller with a certificate, dated the Closing Date and duly executed by an authorized officer of Buyer, to the effect that the conditions set forth in Sections 4.1 (a) and (b) have been satisfied.

     4.2 Proceedings. Neither Seller nor Buyer shall be subject to any restraining order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.

     4.3 Deliveries. Buyer shall have delivered the documents and funds specified in Section 6.2.

     4.4 Subleases and Leases. Seller and Buyer shall have entered into the Subleases and Leases set forth in Exhibit A attached hereto.

     4.5 Transition Services. Seller and Buyer shall have entered into the Transition Services Agreement set forth in Exhibit B.

     4.6 Master Subcontract Agreement. Seller and Buyer shall have entered into the Master Subcontract Agreement set forth in Exhibit C.

                                     V.

                    CONDITIONS TO THE OBLIGATIONS OF BUYER

     The obligations of Buyer to consummate the transactions contemplated by this Agreement are, unless otherwise waived by Buyer, subject to the fulfillment of the following conditions:

     5.1    Representations, Warranties and Covenants.

            (a) Each of the representations and warranties of Seller contained in Article II of this Agreement shall be true and correct as of the Closing Date;

            (b) Seller shall have performed and complied with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

            (c) Seller shall furnish Buyer with a certificate, dated the Closing Date and duly executed by an authorized officer of Seller, to the effect that the conditions set forth in Sections 5.1 (a) and (b) have been satisfied.

     5.2 Proceedings. Neither Buyer nor Seller shall be subject to any restraining order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.

     5.3 Deliveries. Seller shall have delivered the documents specified in Section 6.1.

     5.4 Employees. Buyer shall have received accepted offers of employment from at least eighty percent (80%) of Seller's employees which have been identified by Buyer, at its sole discretion, as "Desired Employees" and from one hundred percent (100%) of Seller's employees identified by Buyer, at its sole discretion, as "Key Employees."

     5.5 Consents. Seller shall have received all required third party consents except those consents that the parties have agreed shall be obtained after the Closing.

     5.6 Subleases and Leases. Seller and Buyer shall have entered into the Subleases and Leases set forth in Exhibit A attached hereto.

     5.7 Transition Services. Seller and Buyer shall have entered into the Transition Services Agreement set forth in Exhibit B.

     5.8 Master Subcontract Agreement. Seller and Buyer shall have entered into the Master Subcontract Agreement set forth in Exhibit C.

     5.9 Environmental Indemnity Agreement. Seller and Buyer shall have entered into the Environmental Indemnity Agreement set forth in Exhibit D.

                                    VI.

               CLOSING; ITEMS TO BE DELIVERED AT THE CLOSING

     6.1 Deliveries by Seller At the Closing, Seller shall deliver to Buyer duly executed by Seller or such other signatory as may be required by the nature of the document:

            (a) Bills of sale, certificates of title, endorsements, assignments and other good and sufficient instruments of sale, conveyance and transfer and assignment (the "Transfer Documents"), in form and substance satisfactory to Buyer sufficient to sell, convey, transfer and assign to Buyer all right, title and interest of Seller to the Assets and the Assumed Liabilities;

            (b)   Any consents required to be obtained by Closing;

            (c) Certified copies of resolutions, duly adopted by the board of directors and/or the shareholders of Seller, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby;

            (d) The certificate referred to in Section 5.1(c), together with a certificate demonstrating incumbency; and

            (c)	  The Seller Disclosure Schedule.

            (d) The Subleases and Lease in the forms attached hereto as Exhibit A.

            (e) The Transition Services Agreement in the form attached hereto as Exhibit B.

            (g) The Master Subcontract Agreement in the form attached hereto as Exhibit C.

            (h) The Environmental Indemnity Agreement in the form attached hereto as Exhibit D.

     A legal opinion of Donald M. Roberts, Esq., dated as of the Closing Date, in the form attached hereto as Exhibit E.

     6.2 Deliveries by Buyer. Except as otherwise provided, at the Closing Buyer shall deliver to Seller:

            (a) Transfer Documents in form and substance satisfactory to Seller sufficient for Buyer to assume all right, title and interest of Seller to the Assets and the Assumed Liabilities;

            (b)   Any consents required to be obtained by Closing; and

            (d) The certificate referred to in Section 4.1(c), together with a certificate demonstrating incumbency.

            (e) The Subleases and Lease in the forms attached hereto as Exhibit A


            (f)   The Transition Services Agreement in the form attached
hereto as    Exhibit B.


            (g)	  The Master Subcontract Agreement in the form attached hereto as Exhibit C.

            (h) On April 2, 2001 Buyer shall deliver to Seller funds in the amount of $9,800,000 plus an Interest Payment, as defined in Section 1.3(a), by wire transfer.

                                    VII.

                         SURVIVAL; INDEMNIFICATION

     7.1 Survival. All representations, warranties, covenants and agreements contained in this Agreement, or in any Exhibit, Schedule, certificate, agreement, document or statement delivered pursuant hereto, shall survive for eighteen (18) months and shall not be affected in any respect by the Closing, notwithstanding any investigation conducted by any party hereto and any other information which any party may receive; provided, however, that the representations set forth in Section 2.7 (Taxes and Fees) and Section 2.11 (Environmental Matters) shall survive until the expiration of the applicable statute of limitations; and further provided, however, that Seller's and Maxwell's obligations to indemnify Buyer for Environmental Matters after the Closing shall be specifically set forth in the Environmental Indemnity Agreement.

     7.2    Basic Provision; Limitations.

            (a) Seller and Maxwell, jointly and severally, hereby agree to indemnify, defend and hold harmless Buyer, its directors, officers and employees and all persons which directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with Buyer, and their respective successors and assigns (collectively, the "Buyer Indemnities"), jointly and severally, from, against and in respect of, and to reimburse the Buyer Indemnities for, the amount of any and all Seller Deficiencies (as defined in Section 7.3(a)).

            (b) Buyer hereby agrees to indemnify, defend and hold harmless Seller and its directors, officers, employees and all persons which directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with Seller, and their respective successors and assigns (collectively, the "Seller Indemnities") from, against and in respect of, and to reimburse the Seller Indemnities for, the amount of any and all Buyer Deficiencies (as defined in Section 7.3(b)).

     7.3    Definition of Deficiencies.

            (a)   As used in this Article VII, the term "Seller
Deficiencies" shall mean any and all losses, damages, liabilities and claims sustained by the Buyer Indemnities and arising out of, based upon or resulting from:

                  (i) Any misrepresentation, breach of warranty, or any non-fulfillment of any representation, warranty, covenant, obligation or agreement on the part of Seller contained in or made pursuant to this Agreement;

                  (ii) Any error contained in any statement, report, certificate or other document or instrument delivered to the Buyer Indemnities by Seller pursuant to this Agreement or contained in any Exhibit or Schedule hereto;

                  (iii) Any failure by Seller to pay or discharge any liability relating to the Business or the Assets that is not expressly assumed by Buyer pursuant to the provisions of this Agreement;

                  (iv) Any litigation, proceeding or claim by any third party to the extent relating to the Assets or the Business as operated prior to the Closing Date regardless of whether or not it is included in the Seller Disclosure Schedule;

                  (v) Any severance pay or other payment required to be paid or any other liability with respect to any independent contractor retained by Seller or employee of Seller that is not expressly being assumed hereunder by Buyer;

                  (vi) Any failure by Seller to discharge any of the indemnification obligations under the specific Environmental Indemnity Agreement.

                  (vii) Any and all acts, suits, proceedings, demands, assessments and judgments, and all fees, costs and expenses of any kind, related or incident to any of the foregoing (including, without limitation, any and all Legal Expenses (as defined in Section 7.6 below));

                  (viii) Contracts that are completed as of the Closing but are not technically "closed out" for purposes that include, without limitation, final rate determination and the issuance of technical reports; and

                  (ix)   Any Excluded Liability or Excluded Assets.

            (b) As used in this Article VII, the term "Buyer Deficiencies" shall mean any and all losses, damages, liabilities and claims sustained by the Seller Indemnities and arising out of, based upon or resulting from:

                  (i) Any misrepresentation, breach of warranty, or any non-fulfillment of any representation, warranty, covenant, obligation or agreement on the part of Buyer contained in or made pursuant to this Agreement;

                  (ii) Any error contained in any written statement, report, certificate or other document or instrument delivered to the Seller Indemnities by Buyer pursuant to this Agreement or contained in any Exhibit or Schedule hereto;

                  (iii) Any failure by Buyer to pay or discharge any liability relating to the Assets or the Business that is expressly assumed by Buyer pursuant to the provisions of this Agreement;

                  (iv) Any litigation, proceeding or claim by any third party to the extent relating to the Assets or Business after the Closing Date;

                  (v) Any and all acts, suits, proceedings, demands, assessments and judgments, and all fees, costs and expenses of any kind, related or incident to any of the foregoing (including, without limitation, any and all Legal Expenses (as defined below)).

     7.4    Procedures for Establishment of Deficiencies.

            (a) In the event that any claim shall be asserted by any third party against the Buyer Indemnities or Seller Indemnitees (Buyer Indemnitees or Seller Indemnitees, as the case may be, hereinafter, the "Indemnitees"), which, if sustained, would result in a Buyer Deficiency or a Seller Deficiency (collectively with the Buyer Deficiencies, the "Deficiencies"), then the Indemnitees, within a reasonable time after learning of such claim, shall notify the party or parties required to indemnify the Indemnities under the terms of Section 7.2(a) or 7.2(b), as applicable (the "Indemnifying Party") of such claim, and shall extend to the Indemnifying Party a reasonable opportunity to defend against such claim, at the Indemnifying Party's sole expense and through legal counsel acceptable to the Indemnitees, provided that the Indemnifying Party proceeds in good faith, expeditiously and diligently. The Indemnitees shall, at their option and expense, with respect to claims not solely for money damages, have the right to participate in any defense undertaken by the Indemnifying Party with legal counsel of their own selection. No settlement or compromise of any claim which may result in a Deficiency may be made by the Indemnifying Party without the prior written consent of the Indemnitees unless: (A) prior to such settlement or compromise the Indemnifying Party acknowledges in writing its obligation to pay in full the amount of the settlement or compromise and all associated expenses; and
(B) the Indemnitees are furnished with security reasonably satisfactory to the Indemnitees that the Indemnifying Party will in fact pay such amount and expenses. No settlement or compromise of any claim that acknowledges any liability for a violation of law, or purports to impose any non-monetary obligation upon a party may be entered into without such party's consent.

            (b) With respect to claims that are not third party claims, in the event that the Indemnitees assert the existence of any Deficiency against the Indemnifying Party, they shall give written notice to the Indemnifying Party of the nature and amount of the Deficiency asserted. If, within fifteen calendar days after the giving of the written notice by the Indemnitees the Indemnifying Party does not provide written notice to the Indemnitees that the Indemnifying Party intends to contest the assertion by the Indemnitees (such notice by the Indemnifying Party being hereinafter referred to as the "Contest Notice"), such assertion of the Indemnitees shall be deemed accepted and the amount of the Deficiency shall be deemed established. In the event, however, that a Contest Notice is given to the Indemnitees within said fifteen calendar day period, then the contested assertion of a Deficiency shall be settled by arbitration to be held in San Diego, California by an arbitrator chosen through and in accordance with the Commercial Rules of the American Arbitration Association or its successor body. The determination of the arbitrator shall be delivered in writing to the Indemnifying Party and the Indemnitees and shall be final, binding and conclusive upon all of the parties hereto, and the amount of the Deficiency, if any, determined to exist, shall be deemed established.

            (c) The Indemnitees and the Indemnifying Party may agree in writing, at any time, as to the existence and amount of a Deficiency, and, upon the execution of such agreement such Deficiency shall be deemed established.

     7.5 Payment of Deficiencies. The Indemnifying Parties hereby agree to pay the amount of established Deficiencies within fifteen calendar days after the establishment thereof. The amount of established Deficiencies shall be paid in cash. Any amounts not paid by the Indemnifying Party when due under this Section shall bear interest from and after the due date thereof until the date paid at a rate equal to the lesser of: (a) ten percent (10%) per annum; or (b) the highest legal rate permitted by applicable law. At the option of the Indemnitees, the Indemnitees may offset any Deficiency or any portion thereof that has not been paid by the Indemnifying Party to the Indemnitees against any obligation the Indemnitees, or any of them, may have to the Indemnifying Party, including, without limitation, the Holdback.

     7.6 Legal Expenses. As used in this Article VII, the term "Legal Expenses" shall mean any and all reasonable fees (whether of attorneys, accountants or other professionals), costs and expenses of any kind reasonably incurred by any person identified herein and its counsel in defending against, or providing evidence, producing documents or taking other action with respect to any asserted claim.

     7.7 Limitation. Seller and Maxwell shall have no liability to Buyer under Section 7.2(a) above for Seller's Deficiencies until the aggregate amount for which Seller and Maxwell are liable, jointly and severally, under
Section 7.2(a) exceeds $100,000, and then Seller's and Maxwell's liability shall be only for the excess of such Seller Deficiency over said $100,000 sum, and Seller's and Maxwell's aggregate liability under Section 7.2(a) shall be limited to and shall not exceed $11,500,000.00, as adjusted by any Closing Adjustment. The limitations in this Section 7.7 shall not apply to Seller's liability for environmental matters as set forth in the Environmental Indemnity Agreement.

                                   VIII.

                      POST-CLOSING COVENANTS OF SELLER

     8.1 Consents Nothing contained in this Agreement shall be construed as an assignment or an attempted assignment of any contract which is by law non-assignable without the consent of the other party or parties thereto, unless such consent shall be given. Notwithstanding any other Section of this Agreement, to the extent that any additional consent or approval of any third person is required after Closing (i) in order to assign any of the Assets from Seller to Buyer or (ii) by reason of the transactions provided for in this Agreement, Seller will use its best efforts to obtain such consents and approvals.

     8.2 Preservation of Records Seller covenants that it will preserve and make available (including the right to inspect and copy) to Buyer, its attorneys and accountants, for three years after the Closing Date, or longer if required under Federal Acquisition Regulations, and during normal business hours, such of the books, records, files, correspondence, memoranda and other documents with respect to the Assets pursuant to this Agreement as Buyer may reasonably require in connection with a legitimate purpose.

     8.3 Further Assurances Seller agrees to remit to Buyer within 10 days of receipt any payments received by Seller after the Closing Date that relate to the Business and belong to Buyer. In addition, from time to time, on and after the Closing Date, Seller hereto will execute all such instruments and take all such actions as any other party shall reasonably request, without payment of further consideration, to carry out and effectuate the intent and purpose hereof and all transactions and things contemplated by this Agreement, including without limitation the execution and delivery of instruments, and any and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby. Seller shall, at no material cost to Seller, cooperate fully with Buyer and with its counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement.

                                     IX

                       POST-CLOSING COVENANTS OF BUYER

     9.1 Further Assurances. Buyer agrees to remit to Seller within 10 days of receipt any payments received by Buyer after the Closing Date that do not relate to the Business and belong to Seller. In addition, from time to time, on and after the Closing Date, Buyer will execute all such instruments and take all such actions as Seller shall reasonably request, without payment of further consideration, to carry out and effectuate the intent and purpose hereof and all transactions and things contemplated by this Agreement, including without limitation the execution and delivery of instruments, and any and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement.

     9.2 Preservation of Records. Buyer acknowledges that Seller is in the process of selling its remaining business and assets not sold hereunder to Science Applications International Corporation (SAIC) and that books and records transferred hereunder may contain information required by SAIC or Seller. Likewise, books and records transferred to SAIC may contain information required by Buyer. Buyer covenants to preserve and make available to Seller and SAIC and their respective agents, for three years after the Closing Date, or longer if required under Federal Acquisition Regulations, such of the books and records of Buyer acquired hereunder as relate to the Assets and as Seller or SAIC may reasonable require in connection with a legitimate purpose. Seller shall cause SAIC to assume its covenant in Section
8.2 above with respect to books and records transferred to SAIC.

                                     X

                                TERMINATION

     10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date as follows:

     10.2

            (a) By written agreement of Seller and Buyer, in which each party shall bear its own costs with respect to this Agreement and the transactions contemplated thereby.

            (b) By the Board of Directors of Buyer if (i) at any time Buyer has reasonable grounds to believe, and does believe, that there has been a material misrepresentation, breach of warranty or breach of covenant on the part of Seller in any of the representations, warranties or covenants under this Agreement which breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to Seller; or (ii) any of the conditions set forth in Article V hereof have not been met in all material respects by the Closing Date.

            (c) By the Board of Directors of Seller if (i) at any time Seller has reasonable grounds to believe, and does believe, that there has been a material misrepresentation, breach of warranty or breach of covenant on the part of Buyer in any of the representations, warranties or covenants under this Agreement which breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to Buyer; or (ii) any of the conditions set forth in Article IV hereof have not been met in all material respects by the Closing Date.

            (d)   By Buyer if Seller has not met the condition set forth in
Section 6.1(k) above.

            (e) In the event that this Agreement shall be terminated pursuant to Section 10.1, all further obligations of the parties hereto under this Agreement shall terminate without further liability or obligation of either party to another; provided, however, the parties shall remain obligated for any breach of this Agreement.

                                    XI.

                               MISCELLANEOUS

     11.1 Expenses. Each party hereto shall bear all of its expenses incurred in connection with the transactions contemplated by this Agreement, including without limitation, accounting, financial advisory and legal fees incurred in connection herewith; provided, however, that Buyer shall bear any sales, transfer or use taxes arising from the transfer of the Assets to Buyer.

     11.2 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.

     11.3 Public Announcements. No party shall, without the prior written approval of the other party hereto, make any press release or other public announcement concerning the existence of this Agreement or the transactions contemplated by this Agreement, except as and to the extent that such party shall be so obligated by law, in which case such party shall give advance notice to the other party and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued. Except as and to the extent that a party is obligated by law, the timing and content of any announcements, press releases or public statements concerning this Agreement shall be by the agreement of Seller and Buyer.

     11.4 Risk of Loss. The risk of loss, damage or destruction to any of the Assets to be transferred to Buyer hereunder from fire or other casualty or cause shall be borne by Seller at all times up to the time of the Closing, and it shall be the responsibility of Seller to repair or cause to be repaired and to restore the property to its condition prior to any such loss, damage, or destruction. In the event of any such loss, damage, or destruction, the proceeds of any claim for any loss, payable under any insurance policy with respect thereto, shall be used to repair, replace, or restore any such property to its former condition, subject to the conditions stated below. It is expressly understood and agreed that, in the event of any loss or damage to any of the Assets to be transferred hereunder from fire, casualty or other causes prior to the close of business on the day before the Closing Date, Seller shall notify Buyer of same in writing immediately. Such notice shall specify with particularity the loss or damage incurred, the cause thereof (if known or reasonably ascertainable), and the insurance coverage. In the event that the property is not completely repaired, replaced or restored on or before the Closing Date, Buyer at its sole option may elect to: (a) postpone the Closing until such time as the property has been completely repaired, replaced or restored to the reasonable satisfaction of Buyer (b) consummate the Closing and accept the property in its then condition, in which event Seller shall pay to Buyer all proceeds of insurance and assign to Buyer the right to any unpaid proceeds and effect a dollar-for-dollar adjustment in the consideration provided in Section 1.3 for any uninsured losses; or
(c) terminate this Agreement. In the event of loss, damage or destruction of a substantial portion of the Assets, Seller may terminate this Agreement.

     11.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective representatives, successors and assigns. Notwithstanding anything contained herein, Buyer may assign any and all rights and obligations hereunder to any entity controlled by Buyer.

     11.6 Amendments; Waivers. The terms, covenants, representations, warranties and conditions of this Agreement may be changed, amended, modified, waived, discharged or terminated only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

     11.7 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (which shall include notice by telex or facsimile transmission) and shall be deemed to have been duly made and received when personally served, or when delivered by Federal Express or a similar overnight courier service, expenses prepaid, or, if sent by facsimile, addressed as set forth below:

     If to Seller then to:

                  Maxwell Technologies, Inc.
                  9244 Balboa Avenue
                  San Diego, CA 92123
                  Attention:  General Counsel
                  Telecopier:  (858) 277-6754

                  If to Buyer, then to:
                  Titan Systems Corporation
                  3033 Science Park Road
                  San Diego, California 92121-1199
                  Attn: General Counsel
                  Telecopier: (858) 552-9759

     Any party may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section 12.7 providing for the giving of notice.

     11.8 Captions. The captions of Articles and Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

     11.9 Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of California without giving effect to principles of conflicts of laws.

     11.10 Entire Agreement. This Agreement, the Exhibits and Schedules hereto and the other documents delivered hereunder constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and supersede all prior agreements, understandings, inducements or conditions, express or implied, oral or written, relating to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of trade inconsistent with any of the terms hereof.

     11.11 Execution; Counterparts. This Agreement may be executed in any number of counterparts and by telecopier, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

     11.12 Construction. The parties acknowledge that each party and its counsel has reviewed and revised this Agreement and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or schedules hereto, or any documents executed in connection herewith.

     11.13 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.14 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto, their respective Affiliates and their successors and assigns permitted under this Agreement, and no provisions of this Agreement (other than the indemnified Parties described in Sections 7.2(a) and (b)) shall be deemed to confer upon any other persons any remedy, claim, liability, reimbursement, cause of action or other right.

     11.15 Negotiation of Disputes. Except as provided in Section 1.6 hereof, if a dispute arises between the parties relating to the interpretation or performance of this Agreement or any other agreement or instrument that is an exhibit to this Agreement or the grounds for the termination thereof, and the parties cannot resolve the dispute within thirty days of a written request by either party to the other, such dispute shall be referred to the Chief Executive Officer of Buyer, or his designee, and the Chief Executive Officer of Seller, or his designee. Such persons shall hold a meeting to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If within 10 business days after such meeting, the Chief Executive Officer of Buyer and the Chief Executive Officer of Seller, or their respective designees, have not succeeded in negotiating a resolution of the dispute, such dispute shall be submitted to arbitration as set forth in
Section 11.16 below.

     11.16 Arbitration. Except as provided in Section 1.6 hereof, or Section 8(e) of the Environmental Indemnity, disputes that have not been successfully resolved pursuant to Section 11.15 above shall be submitted to final and binding arbitration under the then current commercial rules and regulations of the American Arbitration Association ("AAA") relating to voluntary arbitration in San Diego, California. The arbitration shall be conducted by three arbitrators, one selected by each party to the arbitration and one selected by arbitrators appointed by the parties. If the arbitrators cannot agree on a third arbitrator, the third arbitrator shall be selected in accordance with the AAA rules. If a party fails to designate an arbitrator within the time limits set by the AAA rules, the arbitrator selected by the other party shall be the sole arbitrator. All arbitrators must be knowledgeable in the subject matter at issue in the dispute. Each party shall initially bear its own costs and legal fees associated with such arbitration and the parties shall split the cost of the arbitrators. The prevailing party in any such arbitration shall be entitled to recover from the other party the reasonable attorneys' fees, costs and expenses incurred by such prevailing party in connection with such arbitration. The decision of the arbitrator(s) shall be final and may be sued on or enforced by the party in whose favor it runs in any court of competent jurisdiction at the option of the successful party. The rights and obligations of the parties to arbitrate any dispute relating to the interpretation or performance of this Agreement or the grounds for the termination thereof, shall survive the expiration or termination of this Agreement for any reason. The arbitrator(s) shall be empowered to award specific performance, injunctive relief and other equitable remedies as well as damages, but shall not be empowered to award punitive or exemplary damages or award any damages in excess of any limitations set forth in this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY OMITTED]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized signatories, all as of the day and year first above written.

                         BUYER:      TITAN SYSTEMS CORPORATION


                                     By: /s/ Mark W. Sopp
                                         ----------------------------------


                        SELLER:      MAXWELL TECHNOLOGIES SYSTEMS
                                     DIVISION, INC.


                                     By: /s/ Donald M. Roberts
                                         ----------------------------------



                        MAXWELL:     MAXWELL TECHNOLOGIES, INC.


                                     By: /s/ Vickie L. Capps
                                         ----------------------------------